Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact for this Release:            J. Daniel Sizemore (251) 967-4249

VISION BANCSHARES, INC. REPORTS FIRST QUARTER 2006 EARNINGS

Panama City, FL – MAY 4, 2006 – Vision Bancshares, Inc., (VBAL.OB), a $637 million two-bank holding company, reported another quarter of consistent earning with net income of $2,144, an increase of 134.1%, for the three months ended March 31, 2006 compared to net income of $916 thousand for the same quarter of last year. Basic and diluted net earnings per share were $0.35 and $0.34, respectively, for the three months ended March 31, 2006 compared to basic and diluted net earnings per share of $0.15 and $0.14, respectively, for the three months ended March 31, 2005. The Company’s Alabama bank subsidiary posted first quarter earnings of $1,935 thousand while its Florida bank subsidiary posted first quarter earnings of $491 thousand. It was the Florida bank subsidiary’s sixth consecutive quarter of profitability since beginning operation in January 2003 and the seventeenth consecutive quarter of profitability for the Alabama bank subsidiary. The increase in net income resulted as the Company expanded its market share and took advantage of the rising rate environment to increase its net interest margin by 70 basis points to 5.46% for the first quarter of 2006 from 4.76% for the first quarter of 2005.

Total assets at March 31, 2006 were $637 million, an increase of $49 million, or 8.3%, over total assets of $588 million at December 31, 2005. During this same period total loans increased $25 million, or 5.0%, to $527 million, and total deposits increased $46 million, or 9.3%, to $541 million.

“We are very pleased that the Company’s strong 2005 performance has continued through the first quarter of 2006,” said J. Daniel Sizemore, Chairman and CEO. “Our ROA, ROE and net interest income continued to show positive trends finishing at 1.46%, 17.94% and 5.52%, respectively during the first quarter. In addition, our efficiency ratio at 54.7% continues to improve. The Company’s compounded growth rate still exceeds our peers. We continue to experience strong loan demand in our Alabama and Florida markets and remain focused on maintaining the credit quality and yield of our loan portfolio especially in light of an increase in the incremental cost of funds due to the competitive nature in the funds markets.” Mr. Sizemore further stated, “We continued our expansion by converting our Destin loan production office to a full service bank location during the first quarter of 2006. The Company continues to focus on strengthening its infra-structure and achieving economies of scale through the centralization of specific bank functions and the implementation of new technology.”

Net Interest Income

Net interest income for the first quarter of 2006 increased 59.7% to $7,711 thousand compared to $4,829 thousand for the first quarter of 2005. The main factor contributing to the increase in the Company’s net interest income and net interest margin continues to be the impact of a rising interest rate environment through the first quarter 2006 coupled with the Company’s asset sensitive balance sheet. To mitigate any pressure on its net interest income which may result from a decline in interest rates, the Company utilizes interest rate floors on a significant portion of its loan portfolio and recently introduced variable rate deposit products indexed to the prime interest rate.

Non-Interest Income

Non-interest income for the first quarter 2006 was $825 thousand compared with $542 thousand for 2005, a 52.2% increase. The primary contributors to the increase in non-interest income were increases in service charges on deposit accounts and fees associated with the Company’s secondary market mortgage lending and non-deposit products activities.

Non-Interest Expense

Non-interest expense for the first quarter 2006 was $4,625 thousand compared with $3,421 thousand for 2005, an increase of 35.2%. A number of factors contributed to the Company’s growth in non-interest expense in the first quarter 2006 compared to the first quarter 2005, but the most significant was the Company’s continued growth and expansion activities. During the third quarter 2005, the Company opened its new banking office in Daphne, Alabama. In addition, the Destin, Florida loan production office established in the third quarter 2005 was converted to a full-service banking office in the first quarter 2006.

Asset Quality, Charge-Offs and Reserves

The credit quality of the Company’s loan portfolio remains strong. Nonperforming loans as a percent of total loans were 0.50% at March 31, 2006 compared to 0.44% as of March 31, 2005. Nonperforming assets as a percent of total assets were 0.41% at the end of the first quarter 2006 and first quarter 2005. The Company had net recoveries of $2 thousand during the first quarter 2006 compared to net charge-offs of $23 thousand during the same period of 2005. The ratio of net charge-offs to average loans was less than 0.02% at both March 31, 2006 and 2005. The Company continues to maintain adequate reserves with an allowance for loan losses totaling $6.3 million at March 31, 2006, or 1.19% of total loans, compared to $5.7 million, or 1.15% of total loans, at December 31, 2005. The increase in the allowance for loan losses during the first three months of 2006 primarily resulted from the growth in the Company’s loan portfolio. As of March 31, 2006, the Company’s allowance for loan losses equaled 241.6% of its total nonperforming loans.

Loan Portfolio

The loan portfolio grew 5% in the first quarter of 2006 and management remains focused on growing the portfolio with quality assets. Approximately 87.6% of the company’s loan portfolio is secured by real estate with a majority of those loans consisting of commercial real estate, commercial construction, and 1-4 family first mortgage residential loans. To provide diversification within the real estate portfolio, management has established guidelines based on percentages of the total loan portfolio and percentages of capital according to loan types. As of March 31, 2006, both banks were operating within those guidelines. Management believes that the real estate portfolio is diversified in various loan types, various price points, and is spread geographically from Carrabelle, Florida to Fort Morgan, Alabama.

Management is continually monitoring the markets in which we operate for any changes that could have a negative impact on the performance of the company and will take the appropriate steps to mitigate the impact of any negative trends. The portion of the loan portfolio related to existing condominium units represents 7.6% of total loans, continues to perform, and remains well secured as the majority of condo loans have loan to values of less than 80%. Loans for the purpose of financing condominium developments along the Gulf Coast comprise approximately 3.5% of the loan portfolio as the majority of these loans are participated to other banks. To minimize market risk, strict guidelines have been established for condominium development lending with respect to qualified presales, percentage non-refundable deposits by third party purchasers, number of units to one borrower and prohibition of any financing contingency. Furthermore, the Company employs qualified third party inspectors to monitor construction. Despite media reports indicating softening real estate markets nationwide, the markets we serve remain strong for 1-4 family loans, residential lot loans, and commercial real estate. These product types comprise 49.9% of the loan portfolio.

The Construction Lending Portfolio is comprised of residential contract, residential spec, acquisition and development lending, commercial construction, and multifamily construction. Management takes appropriate steps to insure the residential construction portfolio remains diversified by builder and subdivision and to monitor this loan type on a monthly basis with a focus on the level of spec lending. Acquisition and development loans are monitored quarterly to minimize portfolio and geographic concentrations.

Deposits and Borrowed Funds

Vision has an excellent, low cost deposit base. Total deposits at March 31, 2006, were $541 million with a weighted average cost of interest bearing deposits of 3.78%. Interest free demand deposits accounted for 15.8% of total deposits while other core funds (MMDA’s, Savings and NOW’s) accounted for 39.3%. Vision also utilizes time deposits to fund its high loan demand. At March 31, 2006, time deposits accounted for 44.9% of total deposits. CD’s greater than $100 thousand accounted for 25.3% while brokered and internet based CD’s accounted for approximately 6.8% of total deposits. Total funding also included $19 million in advances from the Federal Home Loan Bank of Atlanta. The Company also has $15.5 million in junior subordinated debentures issued to its wholly-owned Delaware statutory business trust subsidiary, Vision Bancshares Trust I.

About the Company

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Vision Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are “forward-looking statements” that involve risks and uncertainties that may cause the Company’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.

Vision Bancshares, Inc. was organized in July 1999 as a bank holding company and is headquartered in Panama City, Florida. It is the parent company for Vision Bank in Alabama, a state banking corporation organized under the laws of the State of Alabama and Vision Bank in Florida, a state banking corporation organized under the laws of the State of Florida. Vision Bank, Alabama provides general retail and commercial banking services principally to customers in Baldwin County, Alabama through its offices located in Gulf Shores, Orange Beach, Point Clear, Foley, Fairhope, Elberta and Daphne. Vision Bank, Florida provides general retail and commercial banking services to customers in Bay, Gulf, Okaloosa and Walton Counties in the panhandle of Florida through its full service offices located in Panama City, Panama City Beach, Santa Rosa Beach, Wewahitchka, Port St. Joe, Port St. Joe Beach and Destin.